EXHIBIT 4.1

                             ARTICLES SUPPLEMENTARY

                                       OF

                         URSTADT BIDDLE PROPERTIES INC.

                  Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

                  FIRST: Pursuant to authority contained in Article 7 of the Charter of the Company (the "Charter"), 40,000,000 shares of authorized but unissued shares of the Company's common stock have been duly classified by the Board of Directors of the Company on June 16, 1998, as authorized but unissued shares of the Company's Class A Common Stock, par value $.01 per share, and the Board of Directors of the Company has set the powers, preferences, conversion and other rights, voting powers, restrictions, rights as to dividends, qualifications, and other terms and conditions thereof.

                  SECOND: A description of the Class A Common Stock including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set by Board of Directors of the Company is as follows:

                  1. Designation and Number. A class of common stock, designated the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), is hereby established. The number of shares constituting the Class A Common Stock shall be 40,000,000.

                  2.   Defined  Terms.   The  terms  defined  in  this  Section,
whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

                  "Common Stock" means the common stock, par value $.01 per share, of the Company provided for in Section 7.3 of the Charter.

                  "Preferred Stock" means, as applied to the capital stock of the Company, capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of the Company.

                  3. General. The powers, preferences, conversion and other rights, voting powers, restrictions, dividends, qualifications, and other terms and conditions of the Class A Common Stock shall in all respects be identical to that of the Common Stock, except as expressly provided in these Articles Supplementary.

                  4. Dividend Rights. (a) Subject to the preferential dividend rights of Preferred Stock, if any, as may be determined by the Board of Directors, the holders of Class A Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; provided, however, that with respect to regular quarterly cash dividends, declared as such by the Board of Directors, paid by the Corporation on the Common Stock, the holders of the Class A Common Stock shall be entitled to receive dividends in a per share amount equal to at least 110% of the dividends paid per share on the Common Stock, the precise amount of such dividends to be in the discretion of the Board of Directors.

                  (b) With respect to any other dividends, the holders of shares of Class A Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

                  (c) A dividend paid in the form of shares of the Corporation on the Class A Common Stock may only be paid in shares of Class A Common Stock.

                  (d) If a stock dividend on the Common Stock is paid in shares of Common Stock, a stock dividend on the Class A Common Stock will be paid in a proportionate number of shares of Class A Common Stock.

                   5. Voting Rights. The holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote at all meetings of the stockholders and shall vote together with the holders of the Common


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Stock as a single  class and not as a separate  class.  Each holder of shares of
Class A Common Stock shall be entitled to one-twentieth (1/20th) of one (1) vote for each share of Class A Common Stock held by such stockholder.

                   6. Merger, Consolidation, Combination or Dissolution of the Corporation.

                   (a) In the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of the Class A Common Stock shall be entitled to participate in any distribution to stockholders of assets of the Corporation in the same per share amount as the holders of Common Stock.

                   (b) In the event of a merger, consolidation, share exchange or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity) the holders of shares of Class A Common Stock shall be entitled to receive in respect of each share of Class A Common
Stock the same indebtedness, other securities, cash, rights, or any other property, or any combination of shares, evidences of indebtedness, securities, cash, rights or any other property, as holders of shares of Common Stock shall be entitled to received in respect to each share in that transaction.

                   7. Splits or Combination of Shares. If the Corporation shall in any manner split, subdivide or combine the outstanding Common Stock, the outstanding shares of the Class A Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class that has been split, subdivided or combined.

                  THIRD: The classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

                  FOURTH: These Articles Supplementary have been approved by the majority of the Board of Directors of the Company in the manner prescribed by the MGCL.

                  IN WITNESS WHEREOF, the undersigned, the President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

                  These Articles Supplementary have been executed under seal in the name of the Company and on its behalf by its President and attested to by its Secretary on this 16th day of June, 1998, and the officers of the Company further acknowledge said instruments to be the corporate act of the Company, and state that to the best of their knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to approval are true in all material respects.

ATTEST                                 URSTADT BIDDLE PROPERTIES INC.

By: /s/ James R. Moore                 By: /s/ Willing L. Biddle (SEAL)
   -----------------------                -----------------------
Name:   James R. Moore                 Name:   Willing L. Biddle
Title:  Secretary                      Title:  President